Exhibit 10.5

Confidential
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between Andrew MacMillan (the “Executive”) and UserTesting, Inc., a Delaware corporation (the “Company”), effective as of November 1, 2021 (the “Effective Date”).
1.Term of Agreement.
This Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a)The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or
(b)The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.
This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2, 3 or 4 below, the Company’s non-renewal of this Agreement shall not constitute a Death or Disability Qualifying Termination, Qualifying Termination or CIC Qualifying Termination, as applicable.
2.Death or Disability Qualifying Termination.1 If the Executive is subject to a Death or Disability Qualifying Termination, then, subject to Sections 5, 9, and 10 below, Executive will be entitled to the following benefits:
(a)Severance Benefits. The Company shall pay the Executive twelve (12) months of his/her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)Continued Employee Benefits. If Executive or Executive’s estate timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is paid severance benefits pursuant to Section 2(a) following the Executive’s Separation. This benefit will be paid in one lump sum on the first payroll date occurring after the sixtieth (60th) day following the Separation. However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(h) below spans two calendar years, then any payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall be entitled to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
1 Section 2 to be included for all executives who are entitled to severance benefits on termination due to death or disability under pre-IPO employment agreements in an amount consistent with existing entitlement.

3.Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 5, 9, and 10 below, Executive will be entitled to the following benefits:
(a)Severance Benefits. The Company shall pay the Executive twelve (12) months of his/her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, then the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is paid severance benefits pursuant to Section 3(a) following the Executive’s Separation. This benefit will be paid in one lump sum on the first payroll date occurring after the sixtieth (60th) day following the Separation. However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 7(h) below spans two calendar years, then any payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall be entitled to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
4.CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 5, 9, and 10 below, Executive will be entitled to the following benefits:
(a)Severance Payments. The Company or its successor shall pay the Executive twelve (12) months of the Executive’s monthly base salary, plus an amount equal to the Executive’s annual target bonus corresponding to 100% achievement of target, and (ii) an amount equal to the pro rata portion of the Executive’s annual target bonus, determined based on the portion of the then-active bonus performance period that has elapsed as of the date of the Executive’s Separation, less any amounts previously paid in respect of such bonus during the applicable fiscal year, in each case, at the rate in effect immediately prior to the actions that resulted in the Separation. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)Equity. Each of Executive’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Award and, in the case of performance-based awards, of the then-unearned (at the actual performance level or, if the actual performance level has not been determined at the time of such CIC Qualifying Termination, at 100% achievement of target, in any case, unless the applicable award agreement governing such performance-based Equity Awards expressly supersedes the terms of this Agreement) shares subject to the Equity Award. Subject to Section 5, the accelerated vesting described above shall be effective as of the Separation. This Section 4(b) expressly supplements but does not supersede the acceleration provision(s) set forth in any Company equity award agreements entered into prior to September 13, 2021 and to the extent (if at all) that the former and the latter conflict, the Executive shall receive whichever terms of this Agreement or the prior agreement are most favorable to the Executive. This Section 4(b) shall apply to all future Company equity award agreements granted after September 12, 2021, except to the extent the award agreement provides otherwise in a provision that expressly references this provision.
(c)COBRA; Pay in Lieu of Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, then the Company shall pay a lump sum cash payment for continuation of COBRA, on the same terms as set forth in Section 3(b) above, for the same period that the Executive is paid severance benefits pursuant to Section 4(a) following the Executive’s Separation. Executive shall be entitled to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

5.General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2, 3 and 4 shall not apply unless the Executive (or Executive’s estate, as applicable) (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form.
6.Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2, Section 3 and Section 4 above, in connection with any termination of employment (whether or not a Death or Disability Qualifying Termination, Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.
7.Definitions.
(a)“Cause” shall mean the Company’s good faith determination of Executive’s: (i) conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (ii) engagement in material dishonesty or willful misconduct, in each case in connection with Executive’s position at the Company, (iii) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (iv) material breach of any agreement entered into between the Company and Executive, (iv) material violation of the Company’s policies or rules, including, without limitation, the Company’s policies or rules regarding harassment, alcohol, or substance abuse, confidentiality, workplace violence and discrimination, (v) embezzlement, (vi) material failure to cooperate with the Company in any investigation or formal proceeding if the Company has requested Executive’s reasonable cooperation, (vii) Executive’s breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a detrimental effect on the Company’s reputation or business, or (viii) gross negligence by Executive with respect to Executive’s performance of Executive’s assigned duties for the Company, following written notice of such negligence by the Company and, to the extent such is determined to be curable by the Company, a period of fifteen (15) days to cure the same and Executive’s failure to cure during such time period.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5).
(d)“CIC Qualifying Termination” means a Separation within three (3) months prior to or twelve (12) months following a Change in Control resulting from (A) the Company or its successor terminating the Executive’s employment for any reason other than Cause or (B) the Executive voluntarily resigning the Executive’s employment for Good Reason. Executive’s death or a termination or resignation due to the Executive’s Disability shall not constitute a CIC Qualifying Termination.
(e)“Death or Disability Qualifying Termination” means a Separation that is not a Qualifying Termination or CIC Qualifying Termination, but which results from Executive’s death or a termination or resignation due to the Executive’s Disability.

(f)“Disability” means a Separation resulting from Executive’s total and permanent disability as defined in Section 22(e)(3) of the Code, in each case as determined by the Board, whose determination shall be conclusive and binding.
(g)“Equity Awards” means all options to purchase shares of Company common stock, as well as all other stock-based awards granted to the Executive, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.
(h)“Good Reason” means, without the Executive’s prior consent, (i) a material reduction in Executive’s duties or responsibilities that is inconsistent with Executive’s position within a public company, provided that a mere change of title alone shall not constitute such a material reduction, provided, further, that a material reduction in Executive’s duties or responsibilities shall be deemed to occur where Executive does not report to the board of directors of the highest parent of the surviving entity following a Change in Control, (ii) a reduction in Executive’s base salary (other than in connection with a general decrease in the salary of all similarly situated employees), or (iii) a relocation of Executive’s principal workplace that increases Executive’s one-way commute by at least 35 miles. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (h), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of the Executive’s intent to assert Good Reason within thirty (30) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw the Executive’s resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the thirty day company cure period or written notice from the Company that it will not undertake to cure the condition. Should the Company remedy the condition as set forth above and then one or more of the conditions arises again (in the case of Change in Control, within twelve months following the occurrence of a Change in Control), the Executive may assert Good Reason again subject to all of the conditions set forth herein.
(i)“Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.
(j)“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning the Executive’s employment for Good Reason. Executive’s death or a termination or resignation due to the Executive’s Disability shall not constitute a Qualifying Termination.
(k)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
8.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 9, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 8(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.
10.Miscellaneous Provisions.
(a)Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(b)Other Severance Arrangements. This Agreement supersedes any and all cash severance arrangements under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including under an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, Executive may only receive payment under one of Section 2, Section 3 or Section 4 with respect to Executive’s Separation.
(c)Vesting Arrangements. This Agreement supplements but does not supersede any and all vesting arrangements under any agreement governing Equity Awards which were previously offered by the Company to the Executive, including under an employment agreement or offer letter. Notwithstanding anything to the contrary in this Agreement, each of Executive’s then outstanding Equity Awards granted prior to September 13, 2021 shall remain subject to the acceleration terms set forth therein. The vesting acceleration provisions set forth in any agreement governing Equity Awards, any employment agreement or letter or similar agreement between the Company and Executive in effect on the Effective Date, to the extent more favorable to the Executive, will continue to apply to the Equity Awards held by the Executive on such date and shall be supplemented by the terms of this Agreement. For the avoidance of doubt, solely the vesting acceleration provisions in this Agreement shall apply to Equity Awards received after September 12, 2021.
(d)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(e)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(f)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(g)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(h)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(i)No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s service at any time and for any reason, with or without Cause.
(j)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

Confidential
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE		USERTESTING, INC.

/s/ Andrew MacMillan		/s/ Ambyr O’Donnell

Name:	Andrew MacMillan	By:	Ambyr O’Donnell
		Title:	General Counsel
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